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                                                                 Exhibit 5(b)(1)

                                    AMENDMENT
                                     to the
                             SUB-ADVISORY AGREEMENT



The Sub-Advisory Agreement entered into by and between Ohio National Investments, Inc. and Societe Generale Asset Management Corp. as of May 1, 1996, for investment advisory services with respect to the International Portfolio and Global Contrarian Portfolio of Ohio National Fund, Inc. is hereby amended, effective for all fees accruing on and after January 1, 1998, by substituting the following in place of the text under "Section 4, Sub-Advisory Fees":

         In consideration of the Sub-Adviser's services to the Fund hereunder, the Sub-Adviser shall be entitled to a sub-advisory fee, payable quarterly, equal to 0.1625% of the average daily net assets of each of the Portfolios during the quarter preceding each payment (equivalent to an annual fee of sixty-five one hundredths of one percent (0.65%) of the average daily net assets of each of the Portfolios during the year) (the "Sub-Advisory Fee"). The Sub-Advisory Fee shall be accrued for each calendar day and the sum of the daily Sub-Advisory Fee accruals shall be paid quarterly to the Sub-Adviser on or before the fifth business day of the next succeeding quarter. The daily fee accruals will be computed by multiplying the fraction of one over the number of calendar days in the quarter by 0.1625% and multiplying this product by the net assets of each Portfolio as determined in accordance with the Prospectus as of the close of business on the previous business day. The Sub-Advisory Fee shall be payable solely by the Adviser, and the Fund shall not be liable to the Sub-Adviser for any unpaid Sub-Advisory Fee.

In Witness Whereof, this Amendment has been executed by the parties hereto as of this eleventh day of February, 1998.


Ohio National Investments, Inc.        Societe Generale Asset Management Corp.



By                                     By
   -------------------------------        -----------------------------------
   Joseph P. Brom, President              Jean-Marie Eveillard, President


Accepted and Agreed:

Ohio National Fund, Inc.



By
   --------------------------------
   John J. Palmer, President